EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of ProPhase Labs, Inc.:

We consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Forms S-8 (No. 333-73456, No. 333-61313, No. 333-10059, No. 333-14687, No. 333-26589, 333-132770 and 333-169697), Form SB-2 (No. 333-31241) and Forms S-3 (No. 333-86976, 333-104148, 333-119748, 333-185167, 333-196352) of our report dated March 27, 2015, on our audits of the consolidated financial statements of ProPhase Labs, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, which report is included in this Annual Report on Form 10-K to be filed on or about March 27, 2015.

/s/ EISNERAMPER LLP

Iselin, New Jersey

March 27, 2015